Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	February 7, 2006
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SALES

AND EARNINGS FOR FOURTH QUARTER 2005

ANGLETON, TX, FEBRUARY 7, 2006 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $625 million for the quarter ended December 31, 2005, compared to $524 million for the same quarter last year. Fourth quarter net income was $24.7 million, or $0.57 per diluted share. In the comparable period last year, net income was $20.2 million, or $0.47 per diluted share.

Sales revenue for the year ended December 31, 2005 was $2.3 billion, a 12.8% increase from $2.0 billion in the previous year. Net income for the year ended December 31, 2005 was $80.6 million, compared to $71.0 million for the prior year. Diluted earnings per share was $1.88 for the year ended December 31, 2005, compared to $1.67 per share in the prior year.

“We continued to execute well throughout the fourth quarter and full year of 2005 resulting in a year of record revenues and earnings. We fully expect our momentum and level of execution to continue into 2006 and beyond,” stated Benchmark’s President and CEO Cary T. Fu.

Fourth Quarter 2005 Financial Highlights

•                  Operating margin for the fourth quarter was 4.65%.

•                  Cash flows provided by operating activities for the fourth quarter was $15 million.

•                  Cash and short-term investments balance at December 31, 2005 of $327 million.

•                  No debt outstanding.

•                  Accounts receivable balance at December 31, 2005 of $366 million; calculated days sales outstanding were 53 days.

•                  Inventory of $362 million at December 31, 2005; inventory turns were 6.4 times.

First Quarter and Full Year 2006 Guidance

Revenues for the first quarter of 2006 are expected to be between $590 million and $615 million. Diluted earnings per share for the first quarter are expected to be between $0.50 and $0.54, excluding restructuring charges and the impact of stock-based compensation expenses.

Revenues for the full year 2006 are expected to be between $2.47 billion and $2.54 billion. Diluted earnings per share for 2006 are expected to between $2.11 and $2.17, excluding restructuring charges and the impact of stock-based compensation expenses.

During 2006, the Company will continue to expand our low-cost capacity while realigning and further strengthening our global footprint to support continued business opportunities. Restructuring charges associated with these re-alignment efforts, primarily related to the closure of our UK facility, are estimated to be in the range of $3.5 million to $4.5 million pre-tax during 2006. The actual timing of such charges has yet to be determined, although it is expected that the majority of these charges will be recorded in the first half of 2006.

Benchmark currently expects fiscal year 2006 GAAP earnings per share to be $2.00 to $2.05 per diluted share which includes an estimated $0.06 - $0.07 per diluted share associated with restructuring charges to be incurred and $0.05 per share for stock-based compensation to be expensed in fiscal year 2006 under new accounting guidelines, SFAS 123R.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net sales	$625,374	$524,232	$2,257,225	$2,001,340
Cost of sales	580,307	484,489	2,095,623	1,847,573

Gross profit	45,067	39,743	161,602	153,767

Selling, general and administrative expenses	16,015	15,504	62,322	61,108

Income from operations	29,052	24,239	99,280	92,659

Other income (expense):
Interest expense	(92)	(154)	(330)	(1,705)
Other	2,176	596	6,864	3,199
Total other income, net	2,084	442	6,534	1,494

Income before income taxes	31,136	24,681	105,814	94,153

Income tax expense	6,481	4,474	25,225	23,162

Net income	$24,655	$20,207	$80,589	$70,991

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	41,990	41,407	41,788	41,134
Incremental common shares attributable to exercise of outstanding dilutive options	904	1,213	1,065	1,331
Denominator for diluted earnings per share	42,894	42,620	42,853	42,465

Earnings per share:
Basic	$0.59	$0.49	$1.93	$1.73
Diluted	$0.57	$0.47	$1.88	$1.67

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

December 31, 2005

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$110,845
Short-term investments	215,960
Accounts receivable, net	365,568
Inventories, net	361,554
Other current assets	30,579

Total current assets	1,084,506

Property, plant and equipment, net	94,140
Other assets, net	6,784
Goodwill, net	112,978

Total assets	$1,298,408

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$371,887
Other current liabilities	66,256

Total current liabilities	438,143

Other long-term liabilities	14,146

Shareholders’ equity	846,119

Total liabilities and shareholders’ equity	$1,298,408